Exhibit 99.1

For Immediate Release	Contact:	Denise Roche
The Ruth Group, Inc.
646 536 7008
droche@theruthgroup.com

CRYO-CELL INTERNATIONAL REPORTS

FIRST QUARTER 2006 RESULTS

Company Plans to Leverage Strong Balance Sheet to Launch New Services; Grow Market Share and Drive Unit Growth

Oldsmar, FL – April 11, 2006 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, announced today financial results for the first quarter ended February 28, 2006. The Company also announced it will accelerate its investment in its business in order to expand market penetration, accelerate unit growth and launch new services.

Consolidated revenues for the first quarter ended February 28, 2006 were approximately $3.7 million, up 12% from approximately $3.3 million for the first quarter of 2005. The revenue increase was attributable primarily to the successful implementation of a price increase during December 2005 for newly enrolling clients, as well as the overall increase in the customer base over the prior year. The Company recognized approximately $333,000 in licensee income for the first quarter of 2006, compared to approximately $105,000 for the first quarter of 2005. Licensee income for the first quarter of 2006 included approximately $149,000 of non-recurring income recognized on the payment of the second installment for the India license agreement. The remaining $184,000 represents royalty income from license agreements outside the United States and the sale of sublicense agreements.

Net income in first quarter of 2006 was approximately $56,000, or $0.00 per basic common share, compared to net income of approximately $178,000, or $0.02 per basic common share, in the first quarter of 2005. The decrease in net income quarter-over-quarter is the result of a 42% increase in cost of sales and a 22% increase in marketing, general and administrative expenses in the first quarter of 2006 over the first quarter of 2005 compared to the 12% increase in revenue, resulting in an approximately $112,000 operating loss. The Company continued to have net income in the 2006 period principally because of a 218% increase in licensee income from the Company’s international affiliates, as described above.

Cost of sales was 33% of revenues in the first quarter of 2006 compared to 26% in the first quarter of 2005. Cost of sales was higher due to increased expenses for lab supplies, sales promotions and cord blood collection reimbursements, as well as the costs associated with the Company’s introduction of service enhancements in connection with the recent price increase. With the enhancements, the Company offers return shipping by a medical courier to all new U.S. customers. The increase in expenses for lab supplies was due to the Company’s April 2005 implementation of a new processing methodology in accordance with newly established standards of the AABB (formerly known as American Association of Blood Banks). The new process utilizes closed-system bags in place of vial storage.

Marketing, general and administrative expenses were 67% of revenues in the first quarter of 2006 compared to 62% in the first quarter of 2005. The increase was attributable to the Company’s strategic decisions to enhance existing production procedures and quality systems as well as to expand sales and marketing initiatives. These decisions resulted in an increase in consumer advertising and increased expenditures related to corporate re-branding. As of February 28, 2006, the Company had approximately $9.3 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

“We are very pleased with Cryo-Cell’s continuing progress in the first quarter of 2006,” commented Mercedes Walton, Chairman and CEO. “For nine consecutive quarters the Company has delivered solid revenue growth and profitability while establishing a strong cash position. The first quarter 2006 launch of an enhanced product offering was facilitated through a series of long-term operational and infrastructure improvements funded entirely from operating cash flow. Major milestones during the past nine quarters include the Company’s relocation to an industry-leading, state-of-the-art current Good Manufacturing Practice/Good Tissue Practice (cGMP/cGTP) facility; ISO 9001:2000 accreditation; enhanced systems and technological infrastructure and corporate re-branding.”

“During this period the Company strengthened its balance sheet and now has over $9 million in cash and no debt. We believe Cryo-Cell is in the best financial condition in the Company’s history. This is an ideal time for us to utilize our balance sheet to launch new services, grow our market share and drive unit growth. While the initiative may potentially impact earnings in the short-term, we expect that it will accelerate both our top and bottom line growth in the long-term.”

LOOKING FORWARD

Given the major milestones Cryo-Cell has achieved, its strong cash position and the emerging changes underway within the industry, the Company announced plans to strategically allocate resources to specific initiatives in order to increase its market share and achieve its near-term priority of unit growth. This plan is expected to contribute to substantial and sustainable long-term revenue growth and increased shareholder value, although it will increase sales and marketing expense in the short-term. The initiatives consist of new marketing programs and technological applications designed to leverage and optimize the shift in today’s consumer preferences and decision-making process.

Through increased investment in next-generation marketing applications, Cryo-Cell intends to aggressively compete for market share by leveraging a well-established base of nearly 115,000 clients, in combination with service innovation and the Company’s legacy of superior client care and clinical service support. This plan to accelerate marketing efforts comes at a pivotal juncture for the Company and is intended to solidify Cryo-Cell’s leadership position in the rapidly evolving cord blood industry.

“The Cryo-Cell Board of Directors believes that the competitive landscape is fast-emerging as heightened standards for healthcare practitioners underscore the public’s expectation for objective, vendor-agnostic professional guidance, and as consumers increasingly utilize the Internet to obtain information and purchase cord blood preservation services.” Ms. Walton continued, “By virtue of its targeted scalability and real-time adaptability, the Internet channel is keenly optimized and well-suited to reach our addressable market of highly educated families who demonstrate a strong preference for making independent, knowledge-based buying decisions. We believe that results in the coming periods will favorably reflect our commitment to achieve new levels of unit growth while contributing to our goal of delivering substantial and sustainable, long-term shareholder value”

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with nearly 115,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www. Cryo-Cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of our proposed service offer relating to placental stem cells, given that placental stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.